Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm, Reports to Shareholders and Financial Statements” in the Statements of Additional Information and to the incorporation by reference in Post-Effective Amendment Number 150 to the Registration Statement (Form N-1A, No. 002-21789) of our reports dated May 29, 2018 on the financial statements and financial highlights of DWS RREEF Real Assets Fund (formerly Deutsche Real Assets Fund) (one of the funds constituting Deutsche DWS Market Trust (formerly Deutsche Market Trust)) included in the Fund’s Annual Report for the fiscal year ended March 31, 2018.

/s/ ERNST & YOUNG LLP

Boston, Massachusetts

July 23, 2018